Exhibit 10.39

SYNPLICITY, INC., OFFER LETTER

September 24, 2004

Andrew Haines

[Address]

Dear Andrew,

Andrew, we are very excited about the prospect of your returning as a member of the Synplicity team. Synplicity, Inc. is pleased to confirm our offer of regular, full-time employment in our Silicon Valley office. This offer is contingent upon the results of a limited background check authorized by you. In this position, you will be reporting to Gary Meyers, President and COO. Your primary responsibilities as Vice President of Marketing will be to lead Synplicity’s Marketing function and team.

Here are some details of the offer:

PAY: As a professional (exempt) employee, you will be paid on a salaried basis, $250,000 annually, with paydays occurring semi-monthly. Your semi-monthly pay will be $10,416.67, to be paid on the fifteenth and the last business day of each month.

STOCK: It will be recommended to the Compensation Committee of the Board of Directors that you receive two Non Qualified Stock Options (NQ) for 75,000 shares each of Synplicity common stock (an aggregate of 150,000 shares), in accordance with the 2000 Synplicity, Inc. Stock Option Plan, as amended. The options will vest over a four-year period from your start date, with 25% vesting after one year, and 1/48th per month thereafter for the remaining three years.

You will also be eligible to elect participation in a Change of Control Option Acceleration Agreement, provided as Exhibit A of this Offer Letter, subject to Compensation Committee approval.

HEALTH BENEFITS: Synplicity offers group medical, dental, life and vision, as well as Short Term Disability, Long Term Disability and Travel AD&D insurance for all full-time, regular employees effective on your hire date.

401K: Synplicity has a 401K plan. The plan has quarterly enrollment and partial company matching. We will provide you with details when you begin your employment.

OTHER BENEFITS: All full-time, regular Synplicity employees are provided with an Employee Assistance Program, Flexible Spending Account, Employee Stock Purchase Plan, Tuition Assistance and Health Club Reimbursement.

PAID TIME OFF (PTO): Personal Time Off may be used for sick leave, doctor appointments, vacation or any other type of paid time off. You will accrue PTO at the rate of 5.0 hours per pay period, or 15 days per year. After 1 year of service with the company, your prior 6 years of service, from November 25, 1996 to September 27, 2002, will be credited toward PTO accrual, and your PTO will be accrued at the maximum level of 20 days per year thereafter.

HOLIDAYS: Our ten Holidays for 2004 include: New Years Day (January 1st & 2nd); Presidents Day (February 16th); Friday before Memorial Day (May 28rd); Memorial Day (May 31th); Independence Day (July 4th); Labor Day (September 6st); Thanksgiving day and the day after (November 25th and 26th); Day before Christmas Day (December 24th).

With your employment, comes the responsibility that you will honor any confidentiality agreements you have signed with other companies. If you have any confidential information or trade secrets, written, or otherwise known by you, you are not to bring them to Synplicity, and you agree not to use them on the job in any way. You attest that you have not signed a “non-competition” agreement or any other agreement that would prohibit you from working here. This offer is contingent upon reviewing your current confidentiality agreement at your last place of employment.

Your employment is “At Will.” Both you and Synplicity agree that your employment is completely voluntary in nature, and will not be for a specific duration or term. Either you or Synplicity may terminate the employment relationship for any reason, with or without cause, and with or without notice.

You may accept this offer by signing below and sending it back. We anxiously await your positive acknowledgment of this employment offer and look forward to you officially joining us here at Synplicity.

Sincerely,

/s/ Gary Meyers
Gary Meyers, President and COO

I accept your offer of employment with all the terms and conditions described herein, and agree to sign, on my first day, Synplicity’s standard employment confidentiality agreement. Also, by signing this agreement, I attest that I am legally allowed to work in the United States.

/s/ Andrew Haines	September 28, 2004	September 28, 2004
Andrew Haines	Today’s Date	Start Date

This offer is valid until October 1, 2004

Exhibit A

SYNPLICITY, INC.

CHANGE OF CONTROL OPTION ACCELERATION AGREEMENT

This Change of Control Option Acceleration Agreement (the “Agreement”) is made and entered into effective as of October 4, 2004 (the “Effective Date”), by and between Andrew Haines (the “Employee”) and Synplicity, Inc., a California corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

R E C I T A L S

A. It is expected that the Company from time to time may consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employee with option acceleration benefits upon certain conditions following a Change of Control.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) the determination by the CEO, board of directors or manager, as applicable, that the Employee continues to violate CEO, board of directors or manager directives after there has been delivered to the Employee a written demand for performance from which describes the basis for the Company’s belief that the Employee has not substantially performed his duties; (ii) the violation of the Employee’s non-disclosure agreement with the Company or the Employee’s duty of loyalty; (iii) the Employee’s commission of a felony, or any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries; or (iv) the engagement by the Employee in actions which involved gross negligence or willful misconduct in the performance of the Employee’s duties.

(b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(ii) any approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(c) Constructive Termination. “Constructive Termination” shall mean (i) the relocation of the Employee to a facility or location outside the San Francisco Bay Area; (ii) a reduction of the Employee’s salary or target bonus, as applicable, as in effect immediately prior to such reduction; (iii) the assignment to the Employee of any position other than that of a vice president or general manager of an organization of the surviving entity, provided that it is not Constructive Termination if such a vice president or general manager position is not an officer of the surviving entity or if the responsibilities are different from the ones the Employee had prior to the Change of Control; or (iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 5 below.

2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any compensation, benefits or payments other than as provided by this Agreement or that Offer Letter dated September 28, 2004 between the Company and the Employee (the “Offer Letter”), as applicable, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

4. Change of Control Benefits.

(a) Termination Following A Change of Control. If, within twelve (12) months after a Change of Control, the Employee’s employment is terminated by the Company without Cause or Constructively Terminated by the Company without Cause, then:

(i) Option Acceleration. the vesting and exercisability of each option granted to the Employee by the Company (the “Options”) shall be automatically accelerated in full; provided, however, that in the event that a Change of Control occurs prior to October     , 2005, the option for 75,000 shares of Common Stock of the Company granted to Employee on October __, 2004 (grant no.             ) shall not be subject to such vesting acceleration.

(b) Other Termination. If the Employee’s employment with the Company is terminated other than as described in Section 4(a) above, then the Employee shall not be entitled to receive the option acceleration benefits hereunder, but will be eligible for benefits (if any) as may be established under the Company’s then existing severance and benefits plans and policies at the time of such termination and such applicable benefits set forth in the Offer Letter.

(c) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary or other cash compensation, as applicable, due for periods prior to the date of termination; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the date of termination; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

5. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or a Constructive Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Constructive Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

7. Arbitration.

(a) Except as provided in Section 7(d) below, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Palo Alto, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Employee understands that nothing in this Section modifies Employee’s at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without cause.

(d) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION TO THE EXTENT PERMITTED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE

DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

8. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Integration. This Agreement and the stock option agreements representing the Options represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral. To the extent that any provision in the Offer Letter contradicts or otherwise conflicts with any provision of this Agreement, this Agreement shall supersede the Offer Letter.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	SYNPLICITY, INC.

By:
Gary Meyers

EMPLOYEE:
Andrew Haines